As filed with the Securities and Exchange Commission on April 10, 2007

Registration 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFICORP

(Exact name of registrant as specified in its charter)

Oregon	4911	93-0246090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

825 NE Multnomah Street, Suite 2000
Portland, Oregon 97232-4116
(503) 813-5000

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bruce N. Williams
Vice President and Treasurer
825 NE Multnomah, Suite 1900
Portland, Oregon 97232-4116
(503) 813-5000

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Michael C. Hall
Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, Oregon 97209-4128
(503) 727-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
6.10% First Mortgage Bonds due 2036	$350,000,000	100%	$350,000,000	$10,745

(1)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED April 10, 2007

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$350,000,000

OFFER TO EXCHANGE

6.10% First Mortgage Bonds due 2036
that have been registered under the Securities Act of 1933
for unregistered 6.10% First Mortgage Bonds due 2036

The Exchange Offer

•       We are offering to exchange up to $350 million in aggregate principal amount of our registered 6.10% First Mortgage Bonds due 2036, which we refer to as the “exchange bonds,” for the same principal amount of our outstanding unregistered 6.10% First Mortgage Bonds due 2036, which we refer to as the “original bonds.”

•       The exchange offer expires at 5:00 p.m., New York time, on              , 2007, unless extended. We do not currently intend to extend the expiration date.

•       You may withdraw tenders of original bonds at any time prior to the expiration of the exchange offer.

•       The exchange offer is subject to terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

•       The exchange of original bonds for exchange bonds in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•       We will not receive any proceeds from the exchange offer.

The Exchange Bonds

•       The terms of the exchange bonds are substantially identical to the terms of the original bonds, except that the exchange bonds will generally be freely transferable and do not contain certain terms with respect to registration rights and additional interest.

•       We will issue the exchange bonds under the indenture governing the original bonds. For a description of the principal terms of the exchange bonds, see “Description of Bonds.”

Resales of Exchange Bonds

•       The exchange bonds may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods and we do not intend to apply for listing of either the original bonds or the exchange bonds on any exchange or market.

•       Following consummation of the exchange offer, the original bonds will continue to be subject to their existing transfer restrictions.

Investing in the exchange bonds involves certain risks. Please read “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission, or “SEC,” nor any state securities commission has approved or disapproved of the exchange bonds or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2007.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else, including any dealer or salesperson, to provide you with information different from that contained in this prospectus. We are offering to exchange original bonds for exchange bonds only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge. Any person, including any beneficial owners, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

PacifiCorp
825 NE Multnomah Street, Suite 2000
Portland, Oregon 97232-4116
(503) 813-5000
Attn: Treasury

To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer, or by            , 2007.

Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of its exchange bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 120 days following the consummation of the exchange offer in connection with resales of exchange bonds received in exchange for bonds where the original bonds were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days following the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale of the exchange bonds. See “Plan of Distribution.”

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SUMMARY

This summary highlights information contained in this prospectus. It does not contain all the information that is important to you. Therefore, you should read the entire prospectus carefully, including the additional documents to which we refer you, before deciding on whether to exchange your original bonds for exchange bonds. You should carefully consider, among other things, the matters discussed in “Risk Factors.” Unless otherwise noted or required by the context, in this prospectus, “we,” “our,” “us” and “PacifiCorp” refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the “Mortgage” are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A).

PacifiCorp

We are a regulated electricity company serving approximately 1.7 million retail customers in service territories aggregating approximately 136,000 square miles in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. The regulatory commission in each state approves rates for retail electric sales within that state. We also sell electricity on the wholesale market to public and private utilities, energy marketing companies and incorporated municipalities. The FERC regulates our wholesale activities. We own, or have interests in, 69 thermal, hydroelectric and wind generating plants with a net plant capacity of 8,588.1 MW. The FERC and the six state regulatory commissions also have authority over the construction and operation of our electric generation facilities. We transmit electricity through 15,622 miles of transmission lines.

We are an indirect subsidiary of MidAmerican Energy Holdings Company, or “MEHC.”  MEHC, a global energy company based in Des Moines, Iowa, is a majority-owned subsidiary of Berkshire Hathaway Inc.

Our principal executive offices and telephone number are:  PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; telephone:  (503) 813-5000.

SUMMARY OF THE EXCHANGE OFFER

On August 10, 2006, we privately placed $350,000,000 aggregate principal amount of 6.10% First Mortgage Bonds due 2036, which we refer to as the “original bonds,” in a transaction exempt from registration under the Securities Act of 1933, or the “Securities Act.”

In connection with the offering of original bonds, we entered into a registration rights agreement with the initial purchasers of the original bonds in which we agreed to offer to you bonds identical to the original bonds, except registered under the Securities Act, in exchange for your original bonds. In the exchange offer, you are entitled to exchange your original bonds for exchange bonds, which have substantially identical terms as the original bonds. The exchange bonds will be accepted for clearance through The Depository Trust Company, or “DTC,” with a new CUSIP. You should read the discussions under the headings “The Exchange Offer,” “Global Bond; Book-Entry System” and “Description of Bonds” for more information about the exchange offer and exchange bonds. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your original bonds.

The Exchange Offer

We are offering to exchange up to $350 million principal amount of the exchange bonds for up to $350 million principal amount of the original bonds. Original bonds may only be exchanged, and untendered original bonds may only be, in a minimum denomination of $2,000 and in increments of $1,000 thereafter.

The terms of the exchange bonds are substantially identical to those of the original bonds, except the exchange bonds will not be subject to transfer restrictions and holders of the exchange bonds will have no registration rights. Also, the exchange bonds will not include provisions contained in the original bonds that required payment of additional interest in the event we fail to satisfy our registration obligations with respect to the original bonds.

Original bonds not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of original bonds not tendered for exchange is likely to be minimal.

We will issue registered exchange bonds promptly after the expiration of the exchange offer.
Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time, on                  , 2007, unless we decide to extend the expiration date. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration date.

Withdrawal of Tenders

You may withdraw your tender of original bonds at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original bonds that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer

We will not be required to accept original bonds for exchange:

•   if the exchange offer would be unlawful or would violate any interpretation of the SEC staff, or

•   if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of original bonds being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Bonds

If your original bonds are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•   any exchange bonds you receive will be acquired in the ordinary course of your business;

•   you have no arrangement or understanding with any person to participate in the distribution of the original bonds or the exchange bonds;

•   you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirement of the Securities Act;

•   if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange bonds; and

•   if you are a broker-dealer that will receive exchange bonds for your own account in exchange for original bonds you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange bonds.

Special Procedures for Beneficial Owner

If you own a beneficial interest in original bonds that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original bonds in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures

You must tender your original bonds according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures” if any of the following apply:

•   you wish to tender your original bonds but they are not immediately available;

•   you cannot deliver your original bonds, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•   you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

Resales

Except as indicated in this prospectus, we believe the exchange bonds may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•   you are acquiring the exchange bonds in the ordinary course of your business;

•   you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange bonds; and

•   you are not our affiliate.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange bonds. If this interpretation is inapplicable, and you transfer any exchange bonds without delivering a prospectus meeting the requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer issued exchange bonds for its own account in exchange for original bonds acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange bonds. To the extent described in “Plan of Distribution,” a broker-dealer may use this prospectus for any offer to resell, resale or other retransfer of the exchange bonds.

United States Federal Income Tax Considerations	The exchange of original bonds for exchange bonds will not be a taxable event for United States federal income tax purposes. Please see “United States Federal Income Tax Considerations.”
Registration Rights

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original bonds. Please see “Description of Bonds—Exchange Offer; Registration Rights;” for more information regarding your rights as a holder of the original bonds.

THE EXCHANGE AGENT

We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures or requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

THE BANK OF NEW YORK

CORPORATE TRUST OPERATIONS

REORGANIZATION UNIT

101 BARCLAY STREET, 7 EAST

NEW YORK, NEW YORK 10286

BY FACSIMILE TRANSMISSION  212-298-1915

CONFIRM BY TELEPHONE: 212-815-2742

THE EXCHANGE BONDS

The form and terms of the exchange bonds to be issued in the exchange offer are substantially identical to the form and terms of the original bonds, except that the exchange bonds will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for additional interest if we fail to perform our registration obligations with respect to the original bonds and will not be entitled to registration rights under the Securities Act. The exchange bonds will evidence the same debt as the original bonds, and both the original bonds and the exchange bonds are governed by the same indenture.

Issuer	PacifiCorp
Bonds Offered	$350,000,000 in aggregate principal amount of 6.10% First Mortgage Bonds due 2036.
The bonds are a series of securities that may be issued under the nineteenth supplemental indenture to the Mortgage.
Maturity Date	August 1, 2036
Interest Payment Dates	February 1 and August 1, commencing February 1, 2007.
Optional Redemption

We may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the bonds to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the yield on equivalent Treasury securities plus 20 basis points, plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See “Description of Bonds—Optional Redemption.”

Sinking Fund	The bonds will not be subject to a mandatory sinking fund.
Ranking

The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See “Description of Bonds—Ranking and Security.”

Covenants

The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See “Description of Bonds—Certain Covenants.”

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange bonds pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Listing	The exchange bonds will not be listed on any exchange or market.

Trustee	The Bank of New York (successor trustee to JPMorgan Chase Bank, N.A.) will be the trustee for the holders of the bonds. See “Description of Bonds—The Trustee.”
Risk Factors	You should consider carefully all of the information set forth in this prospectus and in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before exchanging your original bonds for exchange bonds. The risks described below are not the only risks facing us. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also have a material adverse effect on our business operations. In such case, you may lose all or part of your original investment.

Risks Relating to this Exchange Offer

Your ability to transfer the exchange bonds is limited by the absence of a market for the exchange bonds, and a trading market for the exchange bonds may not develop.

There is no existing public trading market for the exchange bonds and a market for the exchange bonds might not develop and you may not be able to sell the exchange bonds or obtain a suitable price. If such a market were to develop, the exchange bonds could trade at prices that may be higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the exchange bonds on a securities exchange or an automated dealer quotation system. As a result, it may be difficult for you to find a buyer for the exchange bonds at the time you want to sell them and, even if you find a buyer, you might not realize the price you want.

If you do not exchange your original bonds, your original bonds will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original bonds.

We did not register the original bonds and do not intend to do so following the exchange offer. Original bonds not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original bonds, you will lose your right, except in limited circumstances, to have your original bonds registered under the federal securities laws. As a result, if you hold original bonds after the exchange offer, you may be unable to sell your original bonds and the value of the original bonds may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original bonds that did not tender in the exchange offer or to re-offer to exchange the exchange bonds for original bonds following the expiration of the exchange offer.

Your ability to sell your original bonds may be significantly more limited and the price at which you may be able to sell your original bonds may be significantly lower if you do not exchange them for exchange bonds in the exchange offer.

To the extent that original bonds are exchanged in the exchange offer, the trading market for the original bonds that remain outstanding may be significantly more limited. As a result, the liquidity of the original bonds not tendered for exchange could be adversely affected. The extent of the market for original bonds will depend upon a number of factors, including the number of holders of original bonds remaining outstanding and the interest of securities firms in maintaining a market in the original bonds. An issue of securities with a lesser outstanding market value available for trading, which is called the ‘‘float,’’ may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original bonds that are not exchanged in the exchange offer may be affected adversely to the extent that original bonds exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original bonds that are not exchanged more volatile.

There are state securities law restrictions on the resale of the exchange bonds.

In order to comply with the securities laws of certain jurisdictions, the exchange bonds may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the exchange bonds in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

We will not accept your original bonds for exchange if you fail to follow the exchange offer procedures and, as a result, your original bonds will continue to be subject to existing transfer restrictions and you may not be able to sell your original bonds.

We will issue exchange bonds as part of the exchange offer only after a timely receipt of your original bonds, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original bonds, please allow sufficient time to ensure timely delivery. If we do not receive your original bonds, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original bonds for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original bonds for exchange. If there are defects or irregularities with respect to your tender of original bonds, we will not accept your original bonds for exchange. See ‘‘The Exchange Offer.’’

Risks Relating to Our Business

We are subject to extensive regulations that affect our operations and costs. These regulations are complex and subject to change.

We are subject to numerous regulation and laws enforced by regulatory agencies. These regulatory agencies include, among others, the FERC, the Environmental Protection Agency and the public utility commissions in Utah, Oregon, Wyoming, Washington, Idaho and California.

Regulations affect almost every aspect of our business and limit our ability to independently make management decisions regarding, among other items, business combinations, constructing, acquiring or disposing of operating assets, setting rates charged to customers, establishing capital structures and issuing equity or debt securities, engaging in transactions with our subsidiaries and affiliates, and paying dividends. Regulations are subject to ongoing policy initiatives and we cannot predict the future course of changes in regulatory laws, regulations and orders, or the ultimate effect that regulatory changes may have on us. However, such changes could materially impact our financial results. For example, such changes could result in, but are not limited to, increased retail competition within our service territories, new environmental requirements, the acquisition by a municipality or other quasi-governmental body of our distribution facilities (by negotiation, legislation or condemnation or by a vote in favor of a Public Utility District under Oregon law) or a negative impact on our current cost recovery arrangements, including income tax recovery.

The Energy Policy Act of 2005, or the Energy Policy Act, impacts many segments of the energy industry. To implement the law, the FERC has and will continue to issue new regulations and regulatory decisions addressing electric system reliability, electric transmission expansion and pricing, regulation of utility holding companies, and enforcement authority, including the ability to assess civil penalties of up to $1.0 million per violation per day, even in the absence of intentional violations. The full impact of those decisions remains uncertain; however, the FERC has recently exercised its enforcement authority by imposing significant civil penalties on us and other companies for violations of its rules and regulations. In addition, the Energy Policy Act requires federal agencies, working together with non-governmental organizations charged with electric reliability responsibilities, to adopt and implement measures designed to ensure the reliability of electric transmission and distribution systems. Such measures could impose more comprehensive or stringent requirements on us, which would result in increased compliance costs and could adversely affect our financial results.

Further, several of our hydroelectric projects whose operating licenses have expired or will expire in the next several years are in some stage of the FERC relicensing process. Hydroelectric relicensing is a political and public regulatory process involving sensitive resource issues and uncertainties. We cannot predict with certainty the requirements (financial, operational or otherwise) that may be imposed by relicensing, the economic impact of those requirements, whether we will be willing to meet the relicensing requirements to continue operating our hydroelectric projects. Loss of hydroelectric resources or additional commitments arising from relicensing could adversely affect our financial results.

Recovery of our costs is subject to regulatory review and approval, and the inability to recover costs may adversely affect our financial results.

State Rate Proceedings

We establish rates for our retail service through state regulatory proceedings. These proceedings typically involve multiple parties, including government bodies and officials, consumer advocacy groups and various consumers of energy, who have differing concerns, but who have the common objective of limiting rate increases. Decisions are subject to appeal, potentially leading to additional uncertainty associated with the approval proceedings.

Each state sets rates based in part upon the state utility commission’s acceptance of an allocated share of total utility costs. When states adopt different methods to calculate interjurisdictional cost allocations, some costs may not be incorporated into rates of any state. Rate-making is also generally done on the basis of estimates of normalized costs, so if a given year’s realized costs are higher than normal, rates will not be sufficient to cover those costs. Each state utility commission generally sets rates based on a test year established in accordance with that commission’s policies. Certain states use a future test year and allow for escalation of historical costs, while other states use a historical test year. Use of a historical test year may cause regulatory lag, which results in us incurring costs, including significant new investments, for which recovery through rates is delayed. State commissions also decide the allowed rates of return MEHC will be given an opportunity to earn on its equity investment in us, as well as the allowed levels of expense and investment that they deem just and reasonable in providing service. The commissions may disallow recovery in rates for any costs that do not meet such standard.

In Utah, Washington and Idaho, we are not permitted to pass through energy cost increases in our rates without seeking a general rate increase. Any significant increase in the cost of fuel used for generation or the cost of purchased electricity could have a negative impact on us, despite our efforts to minimize this impact through future general rate cases or the use of hedging instruments. Any of these consequences could adversely affect our financial results.

While rate regulation is premised on providing a fair opportunity to earn a reasonable rate of return on invested capital, the state regulatory commissions do not guarantee that we will be able to realize a reasonable rate of return.

FERC Jurisdiction

The FERC establishes cost-based tariffs under which we provide transmission services to wholesale markets and retail markets in states that allow retail competition. The FERC also has responsibility for approving both cost- and market-based rates under which we sell electricity at wholesale and has licensing authority over most of our hydroelectric generation facilities. The FERC may impose price limitations, bidding rules and other mechanisms to address some of the volatility of these markets or may revoke or restrict our ability to sell electricity at market-based rates, which could adversely affect our financial results. The FERC may also impose substantial civil penalties for any non-compliance with the Federal Power Act or FERC rules or orders.

We are actively pursuing, developing and constructing new facilities, the completion and expected cost of which is subject to significant risk, and we have significant funding needs related to our planned capital expenditures.

We are engaged in several large construction or expansion projects, including construction of a new gas-fired generating facility, the Lake Side Power Plant in Utah; construction and development of multiple wind generating plants; various capital projects related to generation, transmission and distribution; and the development of an underground mine. In addition, in connection with MEHC’s acquisition of us in early 2006, MEHC and we have committed to undertake several other capital expenditure projects, principally relating to environmental controls, transmission and distribution, renewable generation and other facilities. Including these investments, we expect to incur substantial construction, expansion and other capital-related costs over the next several years.

The completion of any or all of our pending, proposed or future construction or expansion projects is subject to substantial risk and may expose us to significant costs. The development or construction efforts on any particular project, or the efforts generally, may not be successful. Fluctuations in the price or availability of commodities, manufactured goods, equipment, labor and other items over a multi-year construction period can result in higher than expected costs to complete an asset and place it into service. Such costs, if found to be imprudent, may not be recoverable in rates. The inability to successfully and timely complete a project, avoid unexpected costs or to recover any excess costs through rate-making decisions may materially affect our financial results.

Furthermore, we depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If these funds are not available and MEHC does not elect to provide any needed funding to us, we may need to postpone or cancel planned capital expenditures. Failure to construct these projects could materially increase operating costs, limit opportunities for revenue growth and adversely affect the reliability of electric service to our customers. For example, if we are not able to expand our existing generating facilities, we may be required to enter into long-term electricity procurement contracts or procure electricity at more volatile and potentially higher prices in the spot markets to support growing retail loads. These contracts would result in additional counterparty performance risk, which is described further below.

We are subject to numerous environmental, health, safety and other laws and regulations that may adversely impact financial results.

Operational Standards

We are subject to numerous environmental, health, safety, and other laws and regulations affecting many aspects of our present and future operations, including, among others:

•       the Environmental Protection Agency’s Clean Air Mercury Rule, which establishes a cap and trade program to reduce mercury emissions from coal-fired power plants starting in 2010; and

•       other laws or regulations that establish or could establish standards for greenhouse gas emissions, water quality, wastewater discharges, solid waste and hazardous waste.

These and related laws, regulations and orders generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals.

Compliance with environmental, health, safety, and other laws and regulations can require significant capital and operating expenditures, including expenditures for new equipment, inspection, cleanup costs, damages arising out of contaminated properties, and fines, penalties and injunctive measures affecting operating assets for failure to comply with environmental regulations. Compliance activities pursuant to regulations could be prohibitively expensive. As a result, some facilities may be required to shut down or alter their operations. Further, we may not be able to obtain or maintain all required environmental regulatory approvals for our operating assets or development projects. Delays in obtaining any required environmental or regulatory permits, failure to comply with the terms and conditions of the permits or increased regulatory or environmental requirements may increase our costs or prevent or delay us from operating our facilities or developing new facilities. If we fail to comply with all applicable environmental requirements, we may be subject to penalties, fines or other sanctions. The costs of complying with current or new environmental, health, safety, and other laws and regulations could adversely affect our financial results.

Further, our regulatory rate structure or long-term customer contracts may not allow us to recover all costs incurred to comply with new environmental regulations. Although we believe that, in most cases, we are legally entitled to recover these kinds of costs, the inability to fully recover such costs in a timely manner could adversely affect our financial results.

Site Cleanup and Contamination

Environmental, health, safety, and other laws and regulations also impose obligations to remediate contaminated properties or to pay for the cost of such remediation, often by parties that did not actually cause the contamination. We are generally responsible for on-site liabilities, and in some cases off-site liabilities, associated with the environmental condition of our assets, including power generation facilities, and transmission and distribution assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with acquisitions, we may obtain or require indemnification against some environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations, we could suffer material losses. We have established liabilities to recognize our obligations for known remediation liabilities. However, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities which may be material.

Inflation and increases in commodity prices and fuel transportation costs may adversely affect our financial results.

Inflation affects us through increased operating costs and increased capital costs for plant and equipment. As a result of regulatory lag and competitive price pressures, we may not be able to pass the costs of inflation on to our customers. If we are unable to manage costs increases or pass them on to our customers, our financial results could be adversely affected.

We are also heavily exposed to changes in prices and availability of coal and natural gas and the transportation of coal and natural gas because a majority of our generation capacity utilizes these fossil fuels. We currently have contracts of varying durations for the supply and transportation of coal for our existing generation capacity, although we obtain some of our coal supply from mines owned or leased by us. When these contracts expire or if they are not honored, we may not be able to purchase or transport coal on terms as favorable as the current contracts. We have similar exposures regarding the market price of natural gas. Changes in the cost of coal or natural gas supply or transportation and changes in the relationship between such costs and the market price of power will affect our financial results. Since the sales price we receive for power may not change at the same rate as our coal or natural gas supply or transportation costs, we may be unable to pass on the changes in costs to our customers.

Our financial results may be adversely affected if we are unable to obtain adequate, reliable and affordable transmission service.

We depend on transmission facilities owned and operated by utilities to transport electricity to both wholesale and retail markets, as well as natural gas purchased to supply some of our electric generation facilities. We have legal obligations to serve our retail customers and some of our wholesale customers, and if adequate transmission is unavailable to serve those customers’ loads economically, we will incur additional costs to deliver power. Such unavailability could also decrease our revenue if we are unable to purchase or sell and deliver products to our other wholesale customers. For these reasons, limits on the availability of transmission service could adversely affect our financial results.

We are subject to market risk, counterparty performance risk and other risks associated with wholesale energy markets.

In general, wholesale market risk is the risk of adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas and coal, which is compounded by volumetric changes affecting the availability of or demand for electricity and fuel. We purchase electricity and fuel in the open market or pursuant to short-term or variable-priced contracts as part of our normal operating business. If market prices rise, especially in a time when larger than expected volumes must be purchased at market or short-term prices, we may incur significantly greater expense than anticipated. Likewise, if electricity market prices decline in a period when we are a net seller of electricity in the wholesale market, we will earn less revenue.

Wholesale electricity prices in our service areas are influenced primarily by factors throughout the western United States relating to supply and demand. Those factors include the adequacy of generating capacity, scheduled and unscheduled outages of generating facilities, hydroelectric generation levels, prices and availability of fuel sources for generation, disruptions or constraints to transmission facilities, weather conditions, economic growth and changes in technology. Volumetric changes are caused by unanticipated changes in generation availability and/or changes in customer loads due to the weather, the economy or customer behavior. Although we plan for resources to meet our current and expected retail and wholesale load obligations, we are a net buyer of electricity during some peak periods and therefore our energy costs may be adversely impacted by market risk. In addition, we may not be able to timely recover all, if any, of those increased costs unless the state regulators authorize such recovery.

We are also exposed to risks related to performance of contractual obligations by our wholesale suppliers and customers. We rely on suppliers to deliver commodities, primarily natural gas, coal and electricity, in accordance with short- and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt our ability to deliver electricity and require us to incur additional expenses to meet customer needs. In addition, when these contractual agreements end, we may be unable to purchase commodities on terms equivalent to the terms of current contracts.

We rely on wholesale customers to take delivery of the energy they have committed to purchase and to pay for the energy on a timely basis. Failure of customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay. At certain times of year, prices paid by us for energy needed to satisfy our customers’ demand for energy may exceed the amounts we receive through rates from these customers. If the strategy we use to economically hedge the exposure to these risks is ineffective, we could incur significant losses.

Our operating results may fluctuate on a seasonal and quarterly basis.

The sale of electric power is generally a seasonal business. In the markets in which we operate, customer demand peaks in the winter months due to heating requirements and also peaks in the summer months due to irrigation and cooling needs. Extreme weather conditions such as heat waves or winter storms could cause these seasonal fluctuations to be more pronounced. In addition, a portion of our supply of electricity comes from hydroelectric projects that are dependent upon rainfall and snowpack.

As a result, our overall financial results may fluctuate substantially on a seasonal and quarterly basis. We have historically sold less power, and consequently earned less income, when weather conditions are mild. Unusually mild weather in the future may adversely affect our financial results through lower revenues or increased energy costs. Conversely, unusually extreme weather conditions could increase our costs to provide power and adversely affect our financial results. Furthermore, during or following periods of low rainfall or snowpack, we may obtain substantially less electricity from hydroelectric projects and must purchase greater amounts of electricity from the wholesale market or from other sources at market prices. The extent of fluctuation in financial results may change depending on a number of factors related to our regulatory environment and contractual agreements, including our ability to recover power costs and terms of the power sale contracts.

We are subject to operating uncertainties which may adversely affect our financial results.

The operation of a complex electric utility (including generating, transmission and distribution systems) involves many operating uncertainties and events that are beyond our control. These potential events include the breakdown or failure of power generation equipment, transmission and distribution lines or other equipment or processes; unscheduled plant outages; work stoppages; shortage of qualified labor; transmission and distribution system constraints or outages; inadequate coal reserves and other fuel shortages or interruptions; unavailability of critical equipment, material and supplies; low water flows; performance below expected levels of output, capacity or efficiency; operator error; and catastrophic events such as severe storms, fires, earthquakes, explosions or mining accidents. A casualty occurrence might result in injury or loss of life, extensive property damage or environmental damage. Any of these risks could significantly reduce or eliminate our revenues or significantly increase our expenses. For example, if we cannot operate generation facilities at full capacity due to damage caused by a catastrophic event, our revenues could decrease due to decreased wholesale sales and our expenses could increase due to the need to obtain energy from more expensive sources. Further, current and future insurance coverage may not be sufficient to replace lost revenue or cover repair and replacement costs. Any reduction of revenues for such reason, or any other reduction of our revenues or increase in our expenses resulting from the risks described above could adversely affect our financial results.

Potential terrorist activities or military or other actions could adversely affect us.

The continued threat of terrorism since September 11, 2001 and the impact of military and other actions by the United States and its allies may lead to increased political, economic and financial market instability and subject our operations to increased risk of acts of terrorism. The United States government has issued warnings that energy assets, specifically including electric utility infrastructure, are potential targets of terrorist organizations. Political, economic or financial market instability or damage to our operating assets or the assets of our customers or suppliers may result in business interruptions, lost revenues, higher commodity prices, disruption in fuel supplies, lower energy consumption and unstable wholesale energy markets, increased security, repair or other costs that may materially adversely affect us in ways that cannot be predicted at this time. Any of these risks could materially affect our financial results. Furthermore, instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability to raise capital.

The insurance industry changed in response to these events. As a result, insurance covering risks we typically insure against may decrease in scope and availability, and we may elect to self-insure against many such risks. In addition, the available insurance may have higher deductibles, higher premiums and more restrictive policy terms.

Poor performance of plan investments and other factors impacting pension and postretirement benefits plan costs could unfavorably impact our cash flows and liquidity.

Costs of providing our non-contributory defined benefit pension and postretirement benefits plans depend upon a number of factors, including the level and nature of benefits provided, the rates of return on plan assets, discount rates, the interest rates used to measure required minimum funding levels, changes in laws and government regulation and our required or voluntary contributions made to the plans. Our pension and postretirement benefits plans are in underfunded positions, and without sustained growth in the investments over time to increase the value of the plans’ assets, we will be required to make significant cash contributions to fund the plans. Furthermore, the recently enacted Pension Protection Act of 2006 may require us to accelerate contributions to our pension plan for periods after 2007 and may result in more volatility in the amount and timing of future contributions. Such cash funding obligations, which are also impacted by the other factors described above, could have a material impact on our liquidity by reducing our cash flows.

A downgrade in our credit ratings could negatively affect our access to capital, increase the cost of borrowing or raise energy transaction credit support requirements.

Our debt securities and preferred stock are rated investment grade by various rating agencies but may not continue to be rated investment grade in the future. Although none of our outstanding debt has rating-downgrade triggers that would accelerate a repayment obligation, a credit rating downgrade would increase our borrowing costs and commitment fees on our revolving credit agreement and other financing arrangements, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and the potential pool of investors and funding sources would likely decrease. Further, access to the commercial paper market, our principal source of short-term borrowings, could be significantly limited, resulting in higher interest costs.

Most of our large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions, particularly in the wholesale energy markets. If our credit ratings or the credit ratings of our subsidiaries were to decline, especially below investment grade, operating costs would likely increase because counterparties may require a letter of credit, collateral in the form of cash-related instruments or some other security as a condition to further transactions with us.

We have a substantial amount of debt, which could adversely affect our ability to obtain future financing and limit our expenditures.

As of March 31, 2007, we had $4.9 billion in total debt securities outstanding. Our principal financing agreements contain restrictive covenants that limit our ability to borrow funds, and any issuance of debt securities requires prior authorization from multiple state regulatory commissions. We expect that we will need to supplement cash generated from operations and availability under committed credit facilities with new issuances of long-term debt. However, if market conditions are not favorable for the issuance of long-term debt, or if an issuance of long-term debt would exceed contractual or regulatory limits, we may postpone planned capital expenditures, or take other actions, to the extent those expenditures are not fully covered by cash from operations, borrowings under committed credit facilities or equity contributions from MEHC.

MEHC may exercise its significant influence over us in a manner that would benefit MEHC to the detriment of our creditors and preferred stockholders.

MEHC, through a subsidiary, owns all of our common stock and therefore has significant influence over our business and any matters submitted for shareholder approval. In circumstances involving a conflict of interest between MEHC and our creditors and preferred stockholders, MEHC could exercise its influence in a manner that would benefit MEHC to the detriment of our creditors and preferred stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend” and similar terms. These statements are based upon our current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by our forward-looking statements.

We have identified a number of these factors in our filings with the SEC, including our Transition Report on Form 10-K that is incorporated by reference in this prospectus, and we refer you to those reports for further information.

The following are among the factors, in addition to those set forth above under “Risk Factors,” that could cause actual results to differ materially from the forward-looking statements:

•       The outcome of general rate cases and other proceedings conducted by regulatory commissions or other governmental and legal bodies;

•       Changes in prices and availability for both purchases and sales of wholesale electricity and purchases of coal, natural gas and other fuel sources that could have a significant impact on generation capacity and energy costs;

•       Changes in regulatory requirements or other legislation, including limits on the ability of public utilities to recover income tax expense in rates such as Oregon Senate Bill 408;

•       Changes in economic, industry or weather conditions, as well as demographic trends, that could affect customer growth and electricity usage or supply;

•       A high degree of variance between actual and forecasted load and prices that could impact the hedging strategy and costs to balance electricity load and supply;

•       Hydroelectric conditions, as well as the cost, feasibility and eventual outcome of hydroelectric relicensing proceedings, that could have a significant impact on electric capacity and cost and on our ability to generate electricity;

•       Performance of our generation facilities, including unscheduled outages or repairs;

•       Changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies that could increase operating and capital improvement costs, reduce plant output and/or delay plant construction;

•       Changes resulting from MEHC ownership;

•       The impact of new accounting pronouncements or changes in current accounting estimates and assumptions on financial position and results of operations;

•       The impact of increases in healthcare costs, changes in interest rates and investment performance on pension and other postretirement benefits expense, as well as the impact of changes in legislation on funding requirements;

•       Availability, terms and deployment of capital;

•       Financial condition and creditworthiness of significant customers and suppliers;

•       The impact of financial derivatives used to mitigate or manage interest rate risk and volume and price risk and changes in the commodity prices, interest rates and other conditions that affect the value of the derivatives;

•       Changes in our credit ratings;

•       Timely and appropriate completion of our resource procurement process; unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund capital projects and other factors that could affect future generation plants and infrastructure additions;

•       Other risks or unforeseen events, including wars, the effects of terrorism, embargos and other catastrophic events; and

•       Other business or investment considerations that may be disclosed from time to time in SEC filings or in other publicly disseminated written documents.

Further details of the potential risks and uncertainties affecting us are described in the “Risk Factors” section of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exclusive.

USE OF PROCEEDS

We issued $350 million in principal amount of the original bonds dated as of August 10, 2006 to the initial purchasers of those bonds. We are making the exchange offer to satisfy our obligations to do so under the original bonds, the nineteenth supplemental indenture and the registration rights agreement we entered into at the time we issued the original bonds. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange bonds in the exchange offer, we will receive an equal principal amount of original bonds. Any original bonds properly tendered and accepted in the exchange offer will be canceled.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the fiscal years indicated. In May 2006, our Board of Directors elected to change our fiscal year-end from March 31 to December 31.

	9 Months Ended	Fiscal Years Ended March 31,
	December 31, 2006	2006	2005	2004	2003
Ratios:	2.1x	2.9x	2.5x	2.4x	1.7x

For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly owned subsidiaries. Preferred dividends of wholly owned subsidiaries represent preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50%-owned affiliates without loan guarantees.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected financial data, which should be read in conjunction with our consolidated financial statements and the related notes to those statements included in our Transition

Report on Form 10-K that is incorporated by reference in this prospectus. In May 2006, our Board of Directors elected to change our fiscal year-end from March 31 to December 31.

	Nine Months Ended
	December 31,		Years Ended March 31,
	2006	2005	2006	2005	2004	2003
	(Millions of dollars) (Unaudited)
Statement of Income Data:
Operating revenue	$2,924.1	$2,667.1	$3,896.7	$3,048.8	$3,194.5	$3,082.4
Income from operations	415.2	521.3	792.0	656.4	617.9	488.9
Net income	160.9	213.6	360.7	251.7	248.1	140.1

	December 31,		March 31,
	2006	2005	2006	2005	2004	2003
Balance Sheet Data:
Total assets	$13,851.3	$12,827.4	$12,731.3	$12,520.9	$11,677.1	$11,695.8
Long-term debt, excluding current maturities	3,917.4	3,691.4	3,685.8	3,602.6	3,492.8	3,390.0
Preferred stock subject to mandatory redemption	37.5	45.0	45.0	52.5	60.0	66.7
Preferred stock	41.3	41.3	41.3	41.3	41.3	41.3
Total shareholders’ equity	4,426.8	3,805.0	4,051.8	3,377.1	3,320.0	3,235.7

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the original bonds, we entered into a registration rights agreement with the initial purchasers of the original bonds. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original bonds for the exchange bonds. We also agreed to use our best efforts to have the SEC declare that registration statement effective by August 10, 2007. We are offering the exchange bonds under this prospectus in an exchange offer for the original bonds to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange bonds for the original bonds as the “exchange offer.”

Resale of Exchange Bonds

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange bond issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•       you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•       you acquire such exchange bonds in the ordinary course of your business;

•       you do not intend to participate in the distribution of exchange bonds; and

•       you are not a broker-dealer that will receive exchange bonds for your own account in exchange for original bonds that you acquired as a result of market-making activities or other trading activities.

If you tender your original bonds in the exchange offer with the intention of participating in any manner in a distribution of the exchange bonds, you:

•       cannot rely on such interpretations of the SEC staff; and

•       must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange bonds.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange bonds should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange bonds only as specifically described in this prospectus. Each broker-dealer that receives exchange bonds for its own account in exchange for original bonds, where that broker-dealer acquired such original bonds as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange bonds. Please read “Plan of Distribution” for more details regarding the transfer of exchange bonds.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original bonds properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange bonds in exchange for each $1,000 principal amount of original bonds surrendered under the exchange offer and accepted by us. Original bonds may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum and untendered original bonds may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the exchange bonds are identical in all material respects to those of the original bonds, except the exchange bonds will not be subject to transfer restrictions and holders of the exchange bonds will have no registration rights. Also, the exchange bonds will not include provisions contained in the original bonds that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the original bonds. The exchange bonds will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding bonds.

The exchange offer is not conditioned on any minimum aggregate principal amount of original bonds being tendered for exchange.

As of the date of this prospectus, $350 million principal amount of original bonds are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original bonds. There will be no fixed record date for determining registered holders of the original bonds entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and SEC rules and regulations. Original bonds that are not tendered for exchange in the exchange offer:

•       will remain outstanding,

•       will continue to accrue interest, and

•       will be entitled to the rights and benefits that holders have under the Mortgage.

We will be deemed to have accepted for exchange properly tendered original bonds when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange bonds from us. We will issue the exchange bonds promptly after the expiration of the exchange offer.

If you tender original bonds in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original bonds. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “The Exchange Offer—Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

We will return any original bonds that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on           , 2007, unless at our sole discretion we extend the offer.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original bonds by giving oral (promptly confirmed in writing) or written notice of the extension to their holders. During any such extensions, all original bonds you have previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

•       to extend the exchange offer,

•       to delay accepting for exchange any original bonds, or

•       to terminate the exchange offer.

We will give oral (promptly confirmed in writing) or written notice of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original bonds. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the original bonds. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange bonds in exchange for, any original bonds and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer any of the following events occur:

•       any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

•       the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

In addition, we will not be obligated to accept for exchange the original bonds of any holder that has not made to us:

•       the representations described under “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution,” and

•       such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange bonds under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing conditions. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original bonds as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

In addition, we will not accept for exchange any original bonds tendered, and will not issue exchange bonds in exchange for any such original bonds, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the bonds under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of the original bonds may tender original bonds in the exchange offer. For purposes of the exchange offer, a holder is a person whose name appears on the Trustee’s registry books for the original bonds as a registered holder thereof and a person whose name appears on a DTC security position listing as an owner of the original bonds. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

To complete a physical tender, a holder must:

•       complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

•       have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

•       mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

•       deliver the original bonds to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “The Exchange Agent” prior to the expiration date.

To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original bonds into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF ORIGINAL BONDS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL BONDS TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

If you beneficially own original bonds that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those bonds, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original bonds, either:

•       make appropriate arrangements to register ownership of the original bonds in your name, or

•       obtain a properly completed bond power from the registered holder of your original bonds.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “The Exchange Offer—Withdrawal of Tenders” guaranteed by an eligible institution unless the original bonds are tendered:

•       by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•       for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any original bonds signs the letter of transmittal, the original bonds must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the original bonds. An eligible institution must guarantee that signature.

If the letter of transmittal or any original bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original bonds to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•       DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering original bonds that are the subject of such book-entry confirmation;

•       the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•       we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original bonds and withdrawal of tendered original bonds. Our determination will be final and binding. We reserve the absolute right to reject any original bonds not properly tendered or any original bonds our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original bonds must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original bonds, nor will we or those persons incur any liability for failure to give such notification. Tenders of original bonds will not be deemed made until such defects or irregularities have been cured or waived. Any original bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Bonds

In all cases, we will issue exchange bonds for original bonds that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•       original bonds or a timely book-entry confirmation of transfer of such original bonds into the exchange agent’s account at DTC, and

•       a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Original Bonds Not Accepted or Exchanged

If we do not accept any tendered original bonds for exchange for any reason described in the terms and conditions of the exchange offer or if original bonds are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original bonds without expense to their tendering holder. In the case of original bonds tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged original bonds will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•       any exchange bonds you receive will be acquired in the ordinary course of your business;

•       you have no arrangement or understanding with any person to participate in the distribution of the original bonds or the exchange bonds within the meaning of the Securities Act;

•       you are not our affiliate, as defined in Rule 405 under the Securities Act, or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•       if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange bonds; and

•       if you are a broker-dealer that will receive exchange bonds for your own account in exchange for original bonds that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange bonds.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original bonds at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of original bonds by causing DTC to transfer such original bonds into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original bonds into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date, you must tender your original bonds according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your original bonds but they are not immediately available or if you cannot deliver your original bonds, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•       the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•       prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•       stating your name and address, the registered number(s) of your original bonds and the principal amount of original bonds tendered,

•       stating that the tender is being made thereby, and

•       guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the original bonds or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•       the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered original bonds in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original bonds according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•       the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “The Exchange Agent,” or

•       the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•       specify the name of the person who tendered the original bonds to be withdrawn,

•       identify the original bonds to be withdrawn, including the registration number or numbers and the principal amount of such original bonds,

•       be signed by the person who tendered the original bonds in the same manner as the original signature on the letter of transmittal used to deposit those original bonds or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

•       specify the name in which such original bonds are to be registered, if different from that of the person who tendered the original bonds.

If original bonds have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original bonds and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original bonds so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original bonds that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original bonds tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original bonds will be credited to an account maintained with DTC for the original bonds. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original bonds by following one of the procedures described under “The Exchange Offer—Procedures for Tendering” at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees And Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original bonds and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•       SEC registration fees for the exchange bonds,

•       fees and expenses of the exchange agent and the trustee,

•       accounting and legal fees,

•       printing costs, and

•       related fees and expenses.

Transfer Taxes

If you tender your original bonds for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original bonds in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•       certificates representing exchange bonds or original bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original bonds tendered,

•       tendered original bonds are registered in the name of any person other than the person signing the letter of transmittal, or

•       a transfer tax is imposed for any reason other than the exchange of original bonds for exchange bonds in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange bonds with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

If you do not exchange your original bonds for exchange bonds in the exchange offer, you will remain subject to the existing restrictions on transfer of the original bonds. In general, you may not offer or sell the original bonds unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original bonds under the Securities Act. We have no obligation to re-offer to exchange the exchange bonds for original bonds following the expiration of the exchange offer.

The tender of original bonds in the exchange offer will reduce the outstanding principal amount of the original bonds. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original bonds that you continue to hold.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original bonds in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original bonds that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original bonds, except as required by the registration rights agreement.

DESCRIPTION OF BONDS

The original bonds were issued, and the exchange bonds will be issued, by PacifiCorp pursuant to the nineteenth supplemental indenture to the Mortgage, dated as of August 1, 2006 (the “Supplemental Indenture”). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the Trust Indenture Act of 1939, as amended.

Set forth below is a description of the material terms of the original bonds and exchange bonds, which are referred to as “bonds” below. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage, the Supplemental Indenture and the related registration rights agreement. We urge you to read the Mortgage, the Supplemental Indenture and the related registration rights agreement because they, and not this description, define your rights as holders of the bonds. Capitalized terms used in this “Description of Bonds” that are not defined in this registration statement have the meanings given to them in the Mortgage or the Supplemental Indenture.

The registered holder of a bond will be treated as the owner of it for all purposes. Only registered holders will have rights under the Supplemental Indenture and the Mortgage.

General

The bonds are or will be issued as a series of First Mortgage Bonds under the Mortgage and are initially limited in aggregate principal amount to $350,000,000. The entire principal amount of the bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 1, 2036. The bonds are not subject to any sinking fund provision. The bonds are available for purchase in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest

Each bond will bear interest at the rate of 6.10% per annum. Interest on the bonds will be payable semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”). The initial Interest Payment Date for the original bonds was February 1, 2007. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the first calendar day of the month of the applicable Interest Payment Date (whether or not a business day).

Ranking and Security

The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or Class “A” Bonds, as defined in Section 1.01 of the Mortgage, held by the Trustee. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

There are excepted from the lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, as such term is defined in Section 1.06 of the Mortgage, including tax and construction liens, purchase money liens and certain other exceptions. We have reserved the right, without any consent or other action by holders of bonds of the Eighth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

The Mortgage contains provisions subjecting after-acquired property to the lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not PacifiCorp is the surviving corporation), conveyance or transfer of all or substantially all the utility property of another electric utility company to us or sale of substantially all of our assets. In addition, after-acquired property may be subject to a Class “A” Mortgage, as defined in Section 1.01 of the Mortgage, purchase money mortgages and other liens or defects in title.

The Mortgage provides that the Trustee shall have a lien upon the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.

Further Issuances

The Mortgage does not limit the aggregate principal amount of bonds that may be issued thereunder and provides that bonds may be issued from time to time in one or more series. The bonds of the series offered by this registration statement will be limited initially to $350,000,000 in aggregate principal amount. We may, from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the series of bonds offered by this offering memorandum, except for the payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first Interest Payment Date following the issue date of the further bonds. These further bonds may be consolidated and form a single series with the series of the bonds offered by this registration statement.

Bonds of any series may be issued from time to time on the basis of:

(1)   70% of qualified Property Additions after adjustments to offset retirements;

(2)   Class “A” Bonds (which need not bear interest) delivered to the Trustee;

(3)   retirement of bonds or certain prior lien bonds; and/or

(4)   deposits of cash.

With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to Adjusted Net Earnings of PacifiCorp for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all bonds at the time outstanding, all outstanding Class “A” Bonds held other than by the Trustee or by us, and all other indebtedness secured by a lien prior to the lien of the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect.

“Property Additions” generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.

The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class “A” Bonds.

Release and Substitution of Property

Property subject to the lien of the Mortgage may be released upon the basis of:

(1)   the release of such property from the lien of a Class “A” Mortgage;

(2)   the deposit of cash or, to a limited extent, purchase money mortgages;

(3)         Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

(4)   waiver of the right to issue bonds.

Cash may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds.

Optional Redemption

The bonds are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

•       100% of the principal amount of bonds then outstanding to be redeemed; or

•       the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

We will mail a notice of redemption at least 30 days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds, the Trustee will select in a fair and appropriate manner the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•       the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•       if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (“Remaining Life”).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•       each of Lehman Brothers Inc. and Greenwich Capital Markets, Inc. and their respective successors; provided, that if one of these parties ceases to be a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•       any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Merger or Consolidation

The Mortgage provides that, in the event of the merger or consolidation of another electric utility company with or into PacifiCorp or the conveyance or transfer to us by another such company of all or substantially all such company’s property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of such other company may be designated by us as a Class “A” Mortgage. Bonds thereafter issued pursuant to such additional mortgage would be Class “A” Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage.

Dividend Restrictions

The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of Common Stock) on any shares of Common Stock if, after giving effect to such declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. Reference is made to the notes to the audited consolidated financial statements included in the Form 10-K incorporated by reference herein for information relating to other restrictions.

Modification

The rights of bondholders may be modified with the consent of holders of 60% of the bonds, or, if less than all series of bonds are adversely affected, the consent of the holders of 60% of the series of bonds adversely affected.

In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of such holder.

Unless there is a Default under the Mortgage, the Trustee generally is required to vote Class “A” Bonds held by it with respect to any amendment of the applicable Class “A” Mortgage proportionately with the vote of the holders of all Class “A” Bonds then actually voting.

Defaults and Notice Thereof

“Defaults” are defined in the Mortgage as:

(1)         default in payment of principal;

(2)         default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

(3)         default in payment of principal or interest with respect to certain prior lien bonds;

(4)         certain events in bankruptcy, insolvency or reorganization;

(5)         default in other covenants for 90 days after notice; or

(6)         the existence of any default under a Class “A” Mortgage which permits the declaration of the principal of all the bonds secured by such Class “A” Mortgage and the interest accrued thereupon due and payable.

An effective Default under any Class “A” Mortgage or under the Mortgage will result in an effective Default under all such mortgages. The Trustee may withhold notice of Default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders.

The Trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on Default, but a majority may annul such declaration if such Default has been cured. No holder of bonds may enforce the lien of the Mortgage without giving the Trustee written notice of a Default and unless the holders of 25% of the bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Trustee shall have failed to act. The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

Defeasance

Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of such series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Trustee need not accept such deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service

(the “IRS”) a ruling or (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and/or discharge had not occurred.

Upon such deposit, our obligation to pay the principal of (and premium, if any) and interest on such bonds shall cease, terminate and be completely discharged.

In the event of any such defeasance and discharge of bonds of such series, holders of bonds of such series would be able to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the bonds of such series.

The Trustee

The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.) from time to time may act as a lender under loan agreements with us and our affiliates, and serves as trustee under indentures and other agreements involving us and our affiliates.

Exchange Offer; Registration Rights

We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders, at our cost, to (1) prepare and file a registration statement with the SEC with respect to a registered offer to exchange the original bonds for a series of exchange bonds that will be issued under the Mortgage in the same aggregate principal amount as and with terms that will be substantially identical in all material respects to the original bonds (except that the exchange bonds will not contain terms with respect to the transfer restrictions) and (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 365 days after the closing date (the “Exchange Effectiveness Deadline”). Promptly after the exchange offer registration statement being declared effective, we will offer the exchange bonds in exchange for surrender of the original bonds (the “Exchange Offer”).

If, (1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the Exchange Offer, (2) the Exchange Offer is not consummated within 400 days of the closing date, (3) an initial purchaser so requests with respect to the bonds not eligible to be exchanged for exchange bonds in the Exchange Offer and held by it following consummation of the Exchange Offer or (4) any holder (other than a broker-dealer involved in resales of exchange bonds) (an “Exchanging Dealer”) who is not eligible to participate in the Exchange Offer or, in the case of any holder (other than an Exchanging Dealer) that participates in the Exchange Offer, such holder does not receive freely tradable exchange bonds on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the Exchange Offer, we will be required to: (a) as promptly as practicable prepare and file with the SEC and thereafter use our reasonable best efforts to cause to be declared effective within 150 days, but in any event not prior to 365 days after the closing date (the “Shelf Effectiveness Deadline”), a shelf registration statement relating to the offer and sale of the bonds or the exchange bonds, as the case may be; and (b) use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years from the closing date or such shorter period that will terminate when all the bonds covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities (as defined in Rule 144 under the Securities Act).

If (1) the exchange offer registration statement is not declared effective by the Exchange Effectiveness Deadline, (2) the shelf registration statement is not declared effective by the Shelf Effectiveness Deadline, or (3) after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement or the related prospectus thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of bonds or exchange bonds for the periods specified and in accordance with the registration rights agreement (each such event referred to in clauses (1) through (3), a “Registration Default”), additional interest will accrue on the bonds subject to such Registration Default at a rate of 0.50% per annum from and including the date on which any such Registration Default occurs to but excluding the date on which all such Registration Defaults have ceased to be continuing. In each case, such additional interest is payable in addition to any other interest payable from time to time with respect to the bonds and the exchange bonds and is payable at the same times, in the same manner and to the same persons as such other interest.

GLOBAL BOND; BOOK-ENTRY SYSTEM

The original bonds were, and the exchange bonds will be, issued under a book-entry system in the form of one or more global bonds, each, a ‘‘Global Bond.’’ Each Global Bond with respect to the original bonds was, and each Global Bond with respect to the exchange bonds will be, deposited with, or on behalf of, a depositary, which will be The Depository Trust Company, New York, New York, or the ‘‘Depositary.’’ The Global Bonds with respect to the original bonds were, and the Global Bonds with respect to the exchange bonds will be, registered in the name of the Depositary or its nominee.

The original bonds were not issued in certificated form and, except under the limited circumstances described below, owners of beneficial interests in the Global Bonds are not entitled to physical delivery of the bonds in certificated form. The Global Bonds may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (‘‘Direct Participants’’) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear Bank S.A./N.V. as operator of the Euroclear System, or ‘‘Euroclear,’’ and Clearstream Banking, société anonyme, or ‘‘Clearstream.’’ The Depositary is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or ‘‘DTCC.’’ DTCC, in turn, is owned by a number of Direct Participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or ‘‘Indirect Participants.’’ The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Purchases of the securities under the Depositary system must be made by or through Direct Participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of each actual purchaser of each security, or ‘‘Beneficial Owner,’’ is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the

Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all bonds deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of bonds with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the bonds; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor any other nominee of the Depositary) will consent or vote with respect to the bonds unless authorized by a Direct Participant in accordance with the Depositary’s procedures.

Principal and interest payments on the bonds and any redemption payments are made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from PacifiCorp or the trustee on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of such Participant and not of the Depositary, the trustee or PacifiCorp, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and any redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of PacifiCorp, disbursements of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depositary with respect to the bonds at any time by giving reasonable notice to PacifiCorp or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated bonds are required to be printed and delivered. PacifiCorp may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, certificated bonds will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources PacifiCorp believes to be reliable but has not been independently verified by PacifiCorp, the initial purchasers or the trustee.

A Global Bond of any series may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A

Global Bond representing bonds is exchangeable, in whole but not in part, for bonds in definitive form of like tenor and terms if (1) the Depositary notifies PacifiCorp that it is unwilling or unable to continue as depositary for such Global Bond or if at any time the Depositary is no longer eligible to be or in good standing as a ‘‘clearing agency’’ registered under the Exchange Act, and in either case, a successor depositary is not appointed by PacifiCorp within 120 days of receipt by PacifiCorp of such notice or of PacifiCorp becoming aware of such ineligibility, (2) while such Global Bond is subject to the transfer restrictions, the book-entry interests in such Global Bond cease to be eligible for Depositary services because such bonds are neither (a) rated in one of the top four categories by a nationally recognized statistical rating organization nor (b) included within a Self-Regulatory Organization system approved by the SEC for the reporting of quotation and trade information of securities eligible for transfer pursuant to Rule 144A under the Securities Act, or (3) PacifiCorp in its sole discretion at any time determines not to have such bonds represented by a Global Bond and notifies the trustee thereof. A Global Bond exchangeable pursuant to the preceding sentence shall be exchangeable for bonds registered in such names and in such authorized denominations as the Depositary shall direct.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes the material United States federal income tax consequences relevant to the exchange of original bonds for exchange bonds pursuant to the exchange offer but does not purport to be a complete analysis of all potential or future tax effects. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below.

We encourage holders to consult their tax advisors with respect to the United States federal income tax consequences to them of the exchange offer in light of their particular circumstances, as well as the effect of any state, local or foreign tax laws or any applicable tax treaty.

An exchange of original bonds for exchange bonds pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original bonds for exchange bonds pursuant to the exchange offer. The holding period of the exchange bonds will include the holding period of the original bonds, and the tax basis in the exchange bonds will be the same as the tax basis in the original bonds immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange bonds issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act if:

•       you acquire exchange bonds in the ordinary course of your business, and

•       you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange bonds.

We believe that you may not transfer exchange bonds issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

•       our affiliate within the meaning of Rule 405 under the Securities Act, or

•       a broker-dealer that acquired original bonds as a result of market-making or other trading activities.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your original bonds for exchange bonds in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives exchange bonds for its own account in exchange for original bonds that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange bonds. A broker-dealer may use this prospectus, as amended or supplemented, in connection with these resales, and all dealers effecting transactions in the exchange bonds may be required to deliver a prospectus, as amended or supplemented for 120 days following consummation of the exchange offer. For the 120 days following the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including certain expenses of counsel for the initial purchasers) other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the exchange bonds (including any broker-dealer) against certain liabilities, including liabilities under the Act.

We will not receive any proceeds from any sale of exchange bonds by broker-dealers. Exchange bonds received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•       in the over-the-counter market,

•       in negotiated transactions,

•       through the writing of options on the exchange bonds, or

•       a combination of such methods of resale.

The prices at which these sales occur may be:

•       at market prices prevailing at the time of resale,

•       at prices related to such prevailing market prices, or

•       at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange bonds. Any broker-dealer that resells exchange bonds that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange bonds may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the exchange bonds being offered hereby will be passed upon for us by Perkins Coie LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements as of December 31, 2006 and for the nine-month period then ended, incorporated in this prospectus by reference from our Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of March 31, 2006 and for each of the two years in the period ended March 31, 2006, incorporated in this prospectus by reference to our Transition Report on Form 10-K for the transition period from April 1, 2006 to December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file our annual, quarterly and current reports and other information with the SEC. You can inspect and copy the materials we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at www.sec.gov.

Our website is www.pacificorp.com. We make our annual reports, quarterly reports and current reports available free of charge on our website as soon as reasonably practicable as we file these reports with the SEC. Information contained on the website is not a part of this prospectus, except as explicitly incorporated by reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that information in these documents is considered part of this prospectus. We hereby incorporate by reference our Transition Report on Form 10-K for the nine months ended December 31, 2006 and our Current Reports on Form 8-K filed on March 12, 2007 and March 14, 2007.

In addition, all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by us subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequent filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

Copies of the documents listed above are also available free of charge through our website (www.pacificorp.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. In addition, you can obtain the documents referenced above by contacting us at:

PacifiCorp
825 NE Multnomah, Suite 2000
Portland, Oregon  97232-4116
Telephone:  (503) 813-5000
Attn:  Treasury

PACIFICORP

OFFER TO EXCHANGE ITS

6.10% FIRST MORTGAGE BONDS DUE 2036

THAT HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

FOR UNREGISTERED 6.10% FIRST MORTGAGE BONDS DUE 2036

PROSPECTUS

                  , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers

PacifiCorp’s Third Restated Articles of Incorporation (“Restated Articles”), and Bylaws, as amended (“Bylaws”), require PacifiCorp to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (“OBCA”). The effect of the OBCA is summarized as follows:

(a)   The OBCA permits PacifiCorp to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of PacifiCorp, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of PacifiCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

(b)   The OBCA permits PacifiCorp to grant a right of indemnification in respect of any proceeding by or in the right of PacifiCorp against the reasonable expenses (including attorneys’ fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PacifiCorp, except that no indemnification may be granted if that person is adjudged to be liable to PacifiCorp unless permitted by a court.

(c)   Under the OBCA, PacifiCorp may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:

(1)          The Board, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)          if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding;

(3)          by special legal counsel selected by the Board or the committee thereof, as described in (1) and (2) above; or

(4)          by the shareholders.

Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (4) above, except that if the determination of that indemnification’s permissibility is made by special counsel, then the determination of the reasonableness of those expenses is to be made by those entitled to select special counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

(d)   Under the OBCA, PacifiCorp may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director’s or officer’s good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that that person did not meet the standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise. Resolutions adopted by PacifiCorp’s Board require PacifiCorp to indemnify directors and officers of PacifiCorp to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.

PacifiCorp has directors’ and officers’ liability insurance coverage which insures directors and officers of PacifiCorp against specific liabilities.

Item 21.                 Exhibits and Financial Statement Schedules

(a)          Exhibits

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes the exhibits.

Item 22.                 Undertakings

The undersigned Registrants hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 10, 2007.

PACIFICORP
By:	/s/ DAVID J. MENDEZ
David J. Mendez
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on April 10, 2007 in the capacities indicated.

	/s/ *	Chairman of the Board of Directors and Chief
	Gregory E. Abel	Executive Officer (Principal Executive Officer)
	/s/ DAVID J. MENDEZ	Senior Vice President and Chief Financial Officer
	David J. Mendez	(Principal Financial Officer and Principal Accounting
Officer)
	/s/ *	Director
Douglas L. Anderson
	/s/ *	Director
William J. Fehrman
	/s/ *	Director
Brent E. Gale
	/s/ *	Director
Patrick J. Goodman
	/s/ *	Director
Nolan E. Karras
	/s/ *	Director
A. Robert Lasich
	/s/ *	Director
Mark C. Moench
	/s/ *	Director
Patrick Reiten
	/s/ *	Director
A. Richard Walje
*By:	/s/ DAVID J. MENDEZ
David J. Mendez, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
3(a)*	Third Restated Articles of Incorporation of the Company (Exhibit 3(a), Form 10-K for the year ended December 31, 1996, File No. 1-5152)
3(b)*	Bylaws of the Company as amended May 23, 2005 (Exhibit 3.2, Form 10-K for the year ended March 31, 2005, File No. 1-5152)
4(a)*

Mortgage and Deed of Trust dated as of January 9, 1989 between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), Trustee, Ex. 4-E, Form 8-B, File No. 1-5152 as supplemented and modified by 20 Supplemental Indentures as follows:

Exhibit Number	File Type	Dated	File Number
(4)(b)			33-31861
(4)(a)	8-K	January 9, 1990	1-5152
4(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
4(a)	10-Q	Quarter ended June 30, 1994	1-5152
4(b)	10-K	Year ended December 31, 1994	1-5152
4(b)	10-K	Year ended December 31, 1995	1-5152
4(b)	10-K	Year ended December 31, 1996	1-5152
4(b)	10-K	Year ended December 31, 1998	1-5152
99(a)	8-K	November 21, 2001	1-5152
4.1	10-Q	Quarter ended June 30, 2003	1-5152
99	8-K	September 8, 2003	1-5152
4	8-K	August 24, 2004	1-5152
4	8-K	June 13, 2005	1-5152
4	8-K	August 14, 2006	1-5152
4	8-K	March 14, 2007	1-5152

4(b)

In reliance upon item 601(4)(iii) of Regulation S-K, various instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries are not being filed because the total amount authorized under each such instrument does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

4(c)	Registration Rights Agreement among PacifiCorp, Lehman Brothers, Inc. and Greenwich Capital Markets, Inc. dated August 10, 2006.
5(a)	Opinion of Perkins Coie LLP as to the legality of the Exchange Notes issued by PacifiCorp.
12(a)*	Computation of Ratio of Earnings to Fixed Charges (Exhibit 12.1, Form 10-K for the transition period from April 1, 2006 to December 31, 2006, File No. 1-5152).
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of PricewaterhouseCoopers LLP.
23(c)	Consent of Perkins Coie LLP (included in Exhibit 5(a)).
24(a)	Power of Attorney
25(a)	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Mortgage.

99(a)	Form of Letter of Transmittal.
99(b)	Form of Notice of Guaranteed Delivery.
99(c)	Form of Letter to DTC Participants.
99(d)	Form of Letter to Clients.

*Incorporated by reference.